THE LAW OFFICES OF
THOMAS C. COOK
ATTORNEY AND COUNSELOR AT LAW
10470 W. CHEYENNE AVENUE, SUITE 115, PMB 303
LAS VEGAS, NEVADA 89129
(702) 524-9151
tccesq@aol.com

July 16, 2024

To: Board of Directors, Gold Entertainment Group, Inc.

Re: Registration Statement on Form 1-A (the "Registration Statement")

Gentlemen:

You have requested our opinion as counsel for Gold Entertainment Group, Inc., a Wyoming corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, pursuant to Regulation A, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 4,000,000,000 shares of common stock issuable in connection with the Company's Offering Statement provided under Regulation A.

In that connection, we have examined the Company's Offering Statement pursuant to Regulation A, and filed with the Securities and Exchange Commission on or about July 16, 2024 (th "Offering Circular"). We further have examined the Articles of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the issue and sale of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement.

Sincerely,

/s/ Thomas C. Cook

Thomas C. Cook, Esq.